As filed with the Securities and Exchange Commission on August 6, 2013
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LF GEORGE HOLDINGS, INC.
(Name of Issuer in Its Charter)

Delaware
(State or other jurisdiction of incorporation)
6531		45-1626074
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)
159 El Camino Real, Millbrae, CA 94030 650 - 697 -3800
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Business Filings Incorporated
108 W 13th Street
Wilmington, DE 19801
702-871-8678

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
William S. Rosenstadt
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue – 14th Floor
New York, NY 10022
Telephone: 212-588-0022
Fax: 212-826-9307

As soon as practicable after this registration statement becomes effective.
Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $0.01	1,286,000 shares	$1.00	$1,286,000	$175.41
Total	1,286,000 shares	$1.00	$1,286,000	$175.41

(1)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
DATED _________________, 2013

LF GEORGE HOLDINGS, INC.
1,286,000 shares of common stock

LF George Holdings, Inc. has received a small amount of revenues from operations to date. This Prospectus relates to an offering of 1,286,000 shares of common stock that is being made by certain of our shareholders. Throughout this Prospectus, we refer to the shares of common stock as the Shares or the Securities.

Investing in the Securities involves a high degree of risk. See "Risk Factors" beginning on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2013.

TABLE OF CONTENTS

Prospectus Summary	ii
Risk Factors	1
Special Note Regarding Forward-Looking Statements	4
Legal Proceedings	5
Use of Proceeds	5
Dividend Policy	5
Determination of Offering Price	5
Dilution	5
Selling Stockholders	5
Plan of Distribution	7
Management’s Discussion and Analysis of Financial Condition and Results of Operations	9
Description of Business	14
Management	17
Executive Compensation	21
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	22
Certain Relationships and Related Transactions and Director Independence	22
Market for Common Equity and Related Shareholder Matters	23
Description of Securities	24
Experts	24
Legal Matters	25
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	25
Additional Information	25
Index to Financial Statements	26

Offers to sell, and offers to buy, the Shares are being made only in jurisdictions where offers and sales are permitted.

In making a decision whether or not to buy any of the Shares offered by this Prospectus, you should rely only on the information contained in the Prospectus. We have not authorized anyone to provide you with information different from that which is contained in the Prospectus. The information contained in the Prospectus is accurate only as of the date of the Prospectus, regardless of the time the Prospectus is delivered or any shares are sold.

In this Prospectus, unless the context indicates otherwise, the terms "LF George", "we", "us" and "our" refer to LF George Holdings, Inc., and unless otherwise indicated, its wholly-owned subsidiary.

For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this Prospectus.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the Shares. Before making any investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

LF George and its Business

LF George Holdings, Inc. (“the Company”) is a corporation incorporated in the State of Delaware on March 18, 2011. We are currently located at 159 El Camino Real, Millbrae, CA 94030.

Through our wholly-owned subsidiary LFG Management Corp (“LFGM”), which is a corporation incorporated in the State of California on May 5, 2011, we seek to provide traditional property management services to small to medium-sized commercial and residential property owners in San Francisco Bay Area, Northern California.

There are numerous risks and uncertainties that we must overcome before we will be able to market this or any other product. See "Risk Factors" beginning on page 1 of this Prospectus.

The Offering

Shares offered:	1,286,000 shares
Common stock	There are 9,786,000 shares of common stock outstanding at the time of this offering

Risk factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

ii

RISK FACTORS

An investment in the Shares offered by this Prospectus involves a substantial risk of loss. Before you invest, you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks materialize, our business, operating results and financial condition could be harmed and the value of our common stock could decline. This means that you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our operations.

Risks Relating to Our Business

We have a limited operating history.

Our business plan is speculative and mostly unimplemented. We may never succeed in implementing our business plan. Part of our business plan involves acquiring additional properties to manage and driving customers to our online portal. We may fail in this endeavor if we fail to:

●	expand our property management service,
●	increase awareness of our service,
●	strengthen customer loyalty,
●	respond effectively to competitive pressures,
●	continue to develop and upgrade technology or
●	attract, retain and motivate qualified personnel.

As of the date of this Prospectus, we have signed up two properties under our property management team. Since our online portal is still under construction, we do not have any customers using the portal website at this time.

Inability to Obtain Additional Financing.

We estimate that we will need approximately $165,000 over the next 12 months to fully implement our business plan. As of March 31, 2013, we had cash of $174,293. We will need to raise additional funds to implement our business plan in the long run. If we are not able to raise those additional funds, we will be forced to reduce the scope of our business plan. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future. If we are unable to obtain additional capital, this would restrict our ability to grow and may require us to curtail or discontinue our business operations. Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction could harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing shareholders.

The current economic and financial crisis may have a material adverse effect on our results.

The crisis of the financial markets and ensuing credit crunch since the second half of 2008 has led to a severe economic recession worldwide, and the outlook for the remainder of 2013 is uncertain. A continuation or worsening of unfavorable economic conditions, including the ongoing credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial condition in a number of ways. For example, we may experience declines in revenues, profitability and cash flows as a result of reduced orders, delays in receiving orders, delays or defaults in payment or other factors caused by the economic problems of our customers and prospective customers. We may experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and subcontractors. In addition, changes and volatility in the equity, credit and foreign exchange markets and in the competitive landscape make it increasingly difficult for us to predict our revenues and earnings in the future. Additionally, our ability to access the capital markets may be restricted at a time when we would like, or need to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions.

Certain of our shareholders may have the ability to delay or prevent adoption of important business decisions based on their ownership of a significant percentage of our outstanding voting securities.

George Lam, Chief Executive Officer and Chairman of the Board of Directors, Henry Lam, Chief Financial Officer, Alex Lam, Chief Technology Officer, Winnie Lam, Director, Virginia Lam, Director and Elizabeth Lam, Director, owned a combined 85.3% of the outstanding voting common stock as of March 31, 2013. As a result, they possess, and will continue to possess, combined majority control over our business. For instance, they may elect our board of directors, authorize significant corporate transactions or prevent a future change in control of our Company. George Lam is the father of Henry Lam, Alex Lam, Winnie Lam, Virginia Lam and Elizabeth Lam.

The Company does not expect to be able to pay dividends in the near future.

To date, we have not paid, nor do we plan to pay in the foreseeable future, dividends on our common stock, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to stockholders. Investors will likely need to rely on an increase in the price of the Shares to profit from their investment. There are no guarantees that any market for our common stock will ever develop or that the price of our stock will ever increase.

We currently receive our revenue only from one customer, LF George Properties Corp., a related party, and are vulnerable to changes in its business and our relationship with this customer.

Since our inception, we have had only one customer, LF George Properties Corp., which continues to generate 100% of our revenue. This customer is an affiliate of George Lam, our majority shareholder, Chairman and CEO. If George Lam were to cease to be involved with our company, the relationship with this client could end as well. If this customer changes its business plans, reduces or suspends its operations or chooses to use any of our competitors, then, unless we replace this customer with a new one that requires a similar level of service, there will be a substantial negative effect on our future revenues and earnings.

Although our management has attempted to keep its relationship with this customer on an arm’s-length basis, we may not have been successful in doing so and may not be able to do so in the future.

The Company will face competition.

The Company will face competition from other companies managing properties, particularly in northern California. Even if the number of competitors that we will face is limited, a lower number of competitors makes us vulnerable to competitors that act irrationally or are able to operate at zero or negative margins, have longer operating histories, more market experience and contacts and greater financial resources than the Company. The Company may not be able to compete effectively.

Director liability will be limited.

Pursuant to the Company’s Articles of Incorporation, the Directors will not be liable to the Company or any stockholders for monetary damages for any breach of fiduciary duty, except (i) acts that breach his or her duty of loyalty to the Company or its stockholders, (ii) acts or omissions without good faith, (iii) acts involving intentional misconduct or knowing violation of the law, (iv) pursuant to Section 174 of the Delaware Corporate Law or (v) for any transaction from which the director derived an improper personal benefit. Thus, shareholders will have limited recourse against those parties.

The Company may never pay dividends or make distributions.

Payment of dividends or distributions and the amounts thereof will depend upon returns received by the Company on its investments. The Company may not operate profitably or be able to declare and pay any dividends or distributions to the shareholders, and you may not earn a positive return on your investment or receive a return of any or all of your investment.

We depend on our executive management and other personnel.

We believe that the continuing availability and dedication of our limited scientific and management staff is vital to our operations. Our success depends to a significant extent upon our key management, including Mr. George Lam, our CEO. We may not be successful in attracting and retaining the personnel we require to develop and market our product candidates and to conduct our operations successfully. Failure to retain Mr. George Lam and find suitable replacements would have a material adverse effect upon our business. Additionally, we do not have “key-person” life insurance covering any of our directors and officers.

Lack of independent directors.

We currently have no independent directors and our Board of Directors may never have a majority of independent directors in the future. In the absence of a majority of independent directors, our Chairman and CEO, who are also directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our shareholders generally and the controlling officers, shareholders or directors. This risk is increased by our sole customer being a related party.

We have substantial exposure to liability.

As a property manager, we carry a liability risk in connection with any property that we manage, including for accidents that occur on that property if the injured person can prove that we were negligent. Even if we are not negligent, any such accident could still prove costly as it may require significant legal expenditures to defend or we may choose to settle a lawsuit rather than further risk a judgment against us. We do not carry any insurance to cover the cost of any such liability or the legal costs of defending such a claim against us.

Risks Relating to the Offering and the Shares

There is no market for the Shares, and we cannot guarantee that an active trading market will ever develop.

The Shares are not registered under the Securities Act of 1933, as amended. Additionally, the Shares have not been listed, and do not trade, on any trading market or platform, including FINRA’s Over-the-Counter Bulletin Board, the Pink Sheets or the Grey Markets. Even if the Shares were to be listed on an exchange or quoted on a market, a mature market in the Shares may never develop and there could be low to no volume. As a result, the Shares are highly illiquid and you may encounter significant delay, trouble and/or expense in any resale of the Shares, if such a resale is even possible. Investors must be prepared to be unable to liquidate their investment or even lose their entire investment.

If a market develops for our shares, our share price may be volatile, and you may not be able to sell your shares of common stock at or above the cost per Share.

The stock market has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our common stock, if there ever is a market price, irrespective of our actual operating performance. Additional factors which could influence the market price of our common stock include statements and claims made by us and other participants in our industry and public officials. The offering price for the common stock contained in the Shares may not be above that which will subsequently prevail in the market.

The Board of Directors could issue stock to prevent a takeover by an acquirer or shareholder group.

The Company's authorized capital stock consists of 25,000,000 shares of our common stock and there are 9,786,000 shares of common stock outstanding. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to make it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or make it more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not contemplate any additional issuances of common stock for this purpose at this time.

Risks Related to the Investment Company Act of 1940.

The Company intends to avoid becoming subject to the Investment Company Act of 1940, as amended (the “1940 Act”). However, under certain conditions, changing circumstances or changes in the law, it may become subject to the 1940 Act in the future. Becoming subject to the 1940 Act could have a material adverse effect on the Company. It is also probable that the Company would be terminated and liquidated due to the cost of registration under the 1940 Act.

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

Future sales of our common stock may further dilute the Shares of common stock you receive in this offering.

Our Board of Directors is authorized to sell additional shares of common stock, or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the Shares of common stock included in this Prospectus would dilute the interest of persons acquiring common stock in this offering.

Our articles of association provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

If large amounts of our shares held by existing shareholders are sold in the future, the market price of our common stock could decline.

At the time that this registration statement is declared effective by the SEC, a significant number of shares of our Common Stock will be eligible to be immediately sold in the market. The market price of our shares could fall substantially if our existing shareholders sell large amounts of our common stock in the public market following this offering. Even a perception by the market that Selling Stockholders may sell in large amounts after the registration statement is declared effective could place significant downward pressure on our stock price. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors", “Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe," "estimate" and similar terminology. Forward-looking statements address, among other things:

•	completing our business plans;

•	financing goals and plans; and

•	our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under "Risk Factors" and elsewhere in this Prospectus.

Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward looking statements are made as of the date of this Prospectus, and we assume we are under no duty to update them or to explain why actual results may differ.

LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings, and to the best of our knowledge, no such proceedings by or against us have been initiated.

USE OF PROCEEDS

As the Shares being offered hereby are owned by current shareholders, we will not receive any proceeds from this offering.

DIVIDEND POLICY

We do not anticipate paying any dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

We have been advised by the selling stockholders that they may offer to sell all or a portion of the Shares of common stock being offered in this Prospectus from time to time. As a result, the prices at which the selling stockholders may sell the Shares of common stock covered by this Prospectus will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

DILUTION

The Shares of common stock being registered pursuant to this registration statement are currently issued and outstanding. Their resale will not result in a reduction in their ownership interest in our company.

SELLING STOCKHOLDERS

We are registering the Shares of common stock in order to permit the selling stockholders to offer the Shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, as of March 31, 2013.

The third column lists the Shares of common stock being offered by this Prospectus by the selling stockholders.

The fourth column lists the Shares of common stock such selling stockholder would own if that stockholder sold all of its shares being offered hereby. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering and Percentage(2)
Genik Real Estate and Investment, Inc. (3)	560,000	560,000	0	0
Ronnald G. Popp	30,000	30,000	0	0
Guang Lin	30,000	30,000	0	0
Rui Zhang and Yong He Wang	30,000	30,000	0	0
Robert G. Gottschalk	30,000	30,000	0	0
Jian Hong Huang	30,000	30,000	0	0
Lei Zhou	30,000	30,000	0	0
Ying Jie Li	25,000	25,000	0	0
Jain Fei Li	15,000	15,000	0	0
Joaquin G. Santos	30,000	30,000	0	0
Yit Ngan Kwok	10,000	10,000	0	0
See Wah Wong	10,000	10,000	0	0
Kit Chan	10,000	10,000	0	0
Serena Li Ying Pang	10,000	10,000	0	0
Jingxian Feng	10,000	10,000	0	0
May Chang	10,000	10,000	0	0
Charles Lu	20,000	20,000	0	0
Anthony Wong	12,000	12,000	0	0
Loletta Wong	10,000	10,000	0	0
Douglas Darling (4)	10,000	10,000	0	0
Guo Zhen Zhang Darling	10,000	10,000	0	0
Frank Li	10,000	10,000	0	0
Yan Zhu Yu	10,000	10,000	0	0
Yanxing Zhu	100,000	100,000	0	0
Hua Qin Wang	10,000	10,000	0	0
Joseph Tsang	12,000	12,000	0	0
Susan Tsu	12,000	12,000	0	0
Patricia Ng	10,000	10,000	0	0
Samuel Ng	10,000	10,000	0	0
Perry Wing Ng	90,000	90,000	0	0
Sanford Wing Ng	90,000	90,000	0	0
Total	1,286,000	1,286,000	0	0

(1)
The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(2)
Based on 9,786,000 shares of common stock. In determining this amount, we assumed that all 1,286,000 shares included in this prospectus will be sold. If this assumption is incorrect, the number of shares and percentages included in this column will differ from what we have provided.

(3)	George Ma and Nikki Ma each own 50% of Genik Real Estate and Investment, Inc.

(4)	Douglas Darling, is the house attorney for LF Properties Corp. of which George Lam owns with other memebers of his immeadite family, including Henry Lam, Winnie Lam, Alex Lam, Elizabeth Lam and Virginia Lam.

PLAN OF DISTRIBUTION

We are registering shares of common stock held by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the Shares of common stock. We will bear all fees and expenses incident to our obligation to register the Shares of common stock.

The selling stockholders may sell all or a portion of the Shares of common stock held by them and offered hereby from time-to-time directly or through one or more underwriters, broker-dealers or agents. If the Shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	agreements between broker-dealers and any selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this Prospectus. In addition, the selling stockholders may transfer the Shares of common stock by other means not described in this Prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares of common stock from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer and donate the Shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the Shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares of common stock is made, a Prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares of common stock registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares of common stock to engage in market-making activities with respect to the Shares of common stock. All of the foregoing may affect the marketability of the Shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Shares of common stock.

We will pay all expenses of the registration of the Shares of common stock pursuant to the registration rights agreement, estimated to be $80,300 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this Prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this Prospectus forms a part, the Shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANICAL CONDITION
AND RESULTS OF OPERATION

Each reference in this prospectus to the fiscal year ended on September 30, 2011 or to the 2011 fiscal year is to the period from our inception on March 18, 2011 to September 30, 2011.

Business Overview

LF George Holdings, Inc. (the “Company”) is a corporation incorporated in the State of Delaware on March 18, 2011. We are currently located in Millbrae, Northern California. We are a holding company whose subsidiary provides traditional property management services.

Through our wholly-owned subsidiary LFG Management Corp. (“LFGM”), we seek provide traditional property management services to small- to medium-sized commercial and residential property owners in Northern California. We currently have one account with two properties under management.

Plan of Operation

Currently, we are providing property management service for our customer and intend to expand this aspect of our business. We also plan to develop an online property management portal that will allow our current and potential clients to communicate and transact business through the Internet. We intend to provide a comprehensive set of property management tools on this website that will allow our clients to manage efficiently certain aspects of their properties at a low cost.

The property management industry is labor intensive and involves significant manpower for daily operations. In this regard, profitability of individual companies depends on efficient operations and cost controls. We believe that it presents an opportunity for us to implement strategies to make property managment much more efficient and cost effective.

We believe if our online property management website becomes popular among our clients, we will have an opportunity to expand our property management services throughout the entire United States.

Results of Operations

Fiscal years 2012 and 2011
	For the Year ended September 30, 2012	For the period From March 18, 2011 (Inception) to September 30, 2011
Management Revenue, Related Party	$41,200	$15,300

Operating Expenses
Legal and professional	4,000	36,700
Payroll expenses	10,747	11,844
Rent and utilities	3,600	1,350
General and administrative	5,272	2,022
Total Operating Expenses	23,619	51,716

Income (loss) from Operations	17, 581	(36,416)
Before Taxes

Tax Provision (Benefits)	4,333	(8,682)

Net Income (Loss)	$13,248	$(27,734)

Revenue: We generated $41,200 and $15,300 in total revenues in the fiscal year of 2012 and 2011, respectively. In 2011, LFGM managed only one property in San Francisco for $3,400 a month for our sole customer, LF George Properties Corp. In September 2012, LFGM began managing an additional property for the same customer in San Francisco for $400 a month. The increase of $25,900 in total revenues in 2012 was because we operated for only four months in the 2011 fiscal year, but we operated 12 months in the 2012 fiscal year.

Payroll Expenses: The payroll expenses were generated from our subsidiary LFG Management Corp (“LFGM”). They were $10,747 and $11,644 in the fiscal year of 2012 and 2011, respectively. Although we operated for only four and half months in 2011, we incurred more on payroll expenses to organize the business and set up the operations in the first year of doing business. After the business operations were set up, we cut down the payroll expenses in the fiscal year of 2012.

Rent and Utilities: The total rent expenses were $3,600 and $1,350 for the fiscal year of 2012 and 2011, respectively. The increase in total rent expenses in 2012 was because we operated for only four months in the 2011 fiscal year, but we operated 12 months in the 2012 fiscal year. LFGM leased an office space with Millbrae Paradise, LLC, an entity owned by the Chairman of the Company and his family members who are directors, for $300 a month. The lease was entered on May 15, 2011 and it was renewed on May 15, 2012 for the same rate.

Legal and Professional Fees: The legal and professional fees were $4,000 and $36,700 in the fiscal year of 2012 and 2011, respectively. The legal and professional fees in 2012 was substantially reduced because in 2011 we incurred $27,500 for attorney fee, $5,000 for consulting in the preperation of prospectus, $3,000 for website design and construction and $1,200 for auditing fee. In 2012, we incurred $1,000 for consulting in writing business plan and $3,000 for website design and construction. No expenses in legal and auditing were incurred in 2012.

General and Administrative Expenses: General and administrative expenses are mainly office expenses such as telephone service, bank service charges, state franchise taxes and other expenses. They were $5,272 and $2,022 in the fiscal year of 2012 and 2011. The increase of $3,250 in general and administrative expenses was because we operated for only four and half months in 2011, but we operated 12 months in 2012.

Three months ended March 31, 2013 and 2012
	Three Months Ended March 31,

	2013	2012

Management Revenue, Related Party	$11,400	$10,200

Operating Expenses
Payroll expenses	2,701	2,686
Legal and professional	15,300	3,000
Rent and utilities	900	900
General and administrative	2,499	2,400
Total Operating Expenses	21,400	8,986

Income (loss) from Operations Before Taxes	(10,000)	1,214

Tax Provision (benefits)	2,526	(431)

Net Income (Loss)	$(7,474)	$783

Revenue: We generated $11,400 and $10,200 in total revenues for the three months ended on March 31, 2013 and 2012, respectively. The increase of $1,200 in total revenue is due our managing an additional property for $400 a month for the three months eneded March 31, 2013. We managed only one property for $3,400 a month for the three months eneded March 31, 2012.

Payroll Expenses: The slight increase of $15 in payroll expenses between the two periods was because the tax rate increased in 2013 as compared to 2012.

Legal and Professional Fees: The legal and professional fees were $15,300 and $3,000 for the three months ended on March 31, 2013 and 2012, respectively. The increase of $12,300 in legal and professional fees was because we incurred $10,800 in auditing and $4,500 in attorney fees for the preparation of prospectus for the three months ended March 31, 2013. We incurred only $3,000 for website design and construction for the three months ended March 31, 2012.

Rent and Utilities: There was no increase in rent between the two periods as the monthly rent remained the same at $300 a month. We did not need to pay utilities in these periods.

General and Administrative Expenses: General and administrative expenses are mainly office expenses such as telephone service, state franchise taxes, bank service charges and other expenses. They were $2,499 and $2,400 for the three months ended on March 31, 2012 and March 31, 2013.

Six months Ended March 31, 2013 and 2012
	Six Months Ended March 31,
	2013	2012
Management Revenue, Related Party	$22,800	$20,400

Operating Expenses
Payroll expenses	5,388	5,354
Legal and professional	15,300	4,000
Rent and utilities	1,800	1,800
General and administrative	3,584	(3,756)
Total Operating Expenses	26,072	14,910

Income (Loss) from Operations Before Taxes	(3,272)	5,490

Tax Provision (Benefits)	(922)	1,450

Net Income (Loss)	$(2,350)	$4,040

Revenue: We generated $22,800 and $20,400 in total revenues for the six months ended on March 31, 2013 and 2012, respectively. The increase in total revenue of $2,400 was due to our managing an additional property for $400 a month for the six months ended March 31, 2013.  We managed only one property for $3,400 a month for the six months ended March 31, 2012.

Payroll Expenses: The slight increase of $34 in payroll expenses between the two periods was because the tax rate increased in 2013 as compared to 2012.

Legal and Professional Fees: The legal and professional fees were $15,300 and $4,000 for the six months ended on March 31, 2013 and 2012, respectively. The increase of $11,300 in legal and professional fees was because we incurred $10,800 in auditing and $4,500 in attorney fees for the preparation of prospectus for the six months ended March 31, 2013. We incurred only $3,000 for website design and construction and $1,000 for consulting in writing business plan for the six months ended March 31, 2012.

Rent and Utilities: There was no increase in rent between the two periods as the monthly rent remains the same for $300 a month. We did not need to pay utilities in these periods.

General and Administrative Expenses: General and administrative expenses are mainly office expenses such as telephone service, state franchise taxes, bank service charges and other expenses. They were $3,584 and $3,756 for the six months ended on March 31, 2012 and March 31, 2013.

Liquidity and Capital Resources

We had $174,293 cash balance as of March 31, 2013.  Our primary cash outflows were for business development and operations including payrolls, office, legal and professional as well as general administrative expenses.  We have financed our operations primarily through the sale of common stocks to our shareholders and income generated from business operations.

We will continue to monitor our expenditures and cash position.  We anticipate spending approximately $80,000 on auditing, consulting and legal fees related to filing the registration statement during the next twelve month period.  Management plans to invest $85,000 to execute the business plan if and when our available cash along with the income generated from business operations is adequate to fund our operations beyond an operating cycle.  Otherwise, management may have to scale back the scope of business plan or to consider a new round of fund raising.

We have an accumulated deficit of $16,836 since inception to March 31, 2013.  We incurred a loss of $27,734 and a profit of $13,248 for the fiscal years ended September 30, 2011 and 2012, respectively.  We incurred a loss of $2,350 and generated a net income of $4,040 for the six months ended on March 31, 2013 and 2012, respectively.

The fluctuation in profits and losses over the periods were primarily due to professional expenses of  $36,700 and $4,000 that we incurred from inception to September 30, 2011 and the year ended on September 30, 2012 respectively. We also incurred $4,000 and $15,300 in professional expenses for the six months eneded on March 31, 2012, and March 31, 2013, respectively. The decrease in professional expenses for the year ended September 30, 2012 was principally caused by the temporary reduction in professional works.

		For the Period from
		March 18, 2011
	Year Ended	(Inception) to
	September 30, 2012	September 30, 2011
	(audited)	(audited)
Cash Flows from Operating Activities	$9,219	$(39,414)
Cash Flows from Investing Activities	0	0
Cash Flows from Financing Activities	35,700	86,950
Net Increase in Cash	44,919	47,536
Cash, at the beginning of period	47,536	0
Cash, at the end of period	$92,455	$47,536

	Six Months Ended	Six Month Ended
	March 31, 2013	March 31, 2012
	(unaudited)	(unaudited)
Cash Flows from Operating Activities	$8,438	$(4,569)
Cash Flows from Investing Activities	0	0
Cash Flows from Financing Activities	73,400	33,500
Net Increase in Cash	81,838	28,931
Cash, at the beginning of period	92,455	47,536
Cash, at the end of period	$174,293	$76,467

Operating Activities

Our cash flows from operating activities were $9,219 and $(39,414), respectively, for the fiscal years ended September 30, 2012 and 2011, reflecting an upward change of $48,633. The cash flow used in operating activities decreased during this period was a result of reduction in professional expenses from $36,700 to $4,000 plus the full twelve months operation in the fiscal year of 2012 versus only approximately four months in prior fiscal year.

Our cash flows from operating activities were $8,438 and $(4,569), respectively, for the six months ended March 31, 2013 and 2012, reflecting an increase of $13,007.  The cash flow used in operating activities increased during this period was a result of reduction in accounts receivable from ($13,600) to $10,200.

Financing Activities

Cash flow from financing activities primarily through sale of common stocks to our shareholders for the fiscal year of 2011 and 2012. Cash flow provided by financing activities was $35,700 and $86,950 for the fiscal years ended September 30, 2012 and 2011, respectively, a decrease of $51,250.

Cash flow from financing activities primarily through sale of common stocks to our shareholders. Cash flow provided by financing activities was $73,400 and $33,500 for the six months ended March 31, 2013 and 2011, respectively, an increase of $39,900.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Critical Accounting Policies

Cash

The Company considers cash on hand and amounts on deposit with financial institutions to be cash.

Revenue Recognition

Property management revenue consists of management income for service provided by our company to a related party pursuant to management agreements.  The management income is recognized when we provide services in connection with the related management agreement.

Account Receivable

Accounts receivable are stated at the amount management expects to be collected from outstanding balances.  Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the FASB ASC 740.  Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our policy is to recognize both interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively.  The Company has not recorded any interest and penalties since its inception.

Recently Issued Accounting Pronouncements

We do not expect that recently issued accounting pronouncements will have a material impact on our financial statements.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated as a Delaware corporation on March 18, 2011. On May 5, 2011, we incorporated LFG Management Corp., our wholly-owned subsidiary, as a property management company, which currently has one client in San Francisco, CA for property management

Our corporate offices are located at 159 El Camino Real, Millbrae, CA 94030. Our phone number is 650-697-3800 and our fax is also 650-697-3800.

Description of Business

The Company, through its wholly-owned subsidiary LFG Management Corp., provides traditional property management services. We currently have one client but intend to expand our client base to serve small- to medium-sized commercial and residential property owners in Northern California. The traditional services that we offer include finding good tenants, collecting rents and repairing and maintaining properties.

Although we currently operate a purely brick-and-mortar business, we intend to develop an online property management portal that will allow commercial property managers and small- to medium-sized property owners to better manage properties. We intend to provide a comprehensive set of property management tools on this website to increase the efficiency and reduce the cost of property management.

The Property Management Industry

The property management industry primarily consists of providing services to persons or entities that rent or lease residential or commercial properties. These services include finding tenants, collecting rents, repairing and maintaining the properties and providing security.

Property management services depend on properties being leased or rented. We expect the demand for property management to grow in the next few years due to an improvement in employment. As a result, it will boost the demand for both commercial and residential rentals. In addition, renting may become more attractive than buying a house for Americans, as the current trend indicates that fewer Americans are getting married and having big families. An increase rental demand will likely result in an increase in property management services.

Our Business Strategies

The property management industry is labor intensive and involves significant manpower for daily operations. In this regard, profitability of individual companies depends on efficient operations and cost controls. The Company believes that it has recognized an opportunity to implement strategies to make property management more efficient and cost effective.

To expand our property management business, we intend to develop an online property management system that allows commercial property managers and small- to medium-sized property owners to better manage their properties in a more cost-effective environment that promotes efficiency. Our proposed system would:

•	allow tenants to post their repair work orders, complaints and opinions to the property management immediately;

•	allow tenants to post comments and evaluations on the property management team and outside contractors for their services;

•	provide property owners with statistical functions for better management and effective costs control as well as being able to review the performance of its property management company or its staffs.

•	list works to be outsourced by property managers for bids from independent contractors;

•	allow property owners to review instantly every work order for property management;

•	allow tenants to make rental payments directly to property owners by using either credit or debit card, or other online payment methods such as PayPal;

•	automatically posts vacancies directly to reputable rental property websites;

•	provide detailed information on the leased properties and allow property owners and prospective tenants to negotiate and complete lease agreements online; and

•	provide a section for property owners, investors and real estate developers to get together to discuss current or potential real estate projects.

We believe that this online property management system will help individual property owners and midsized commercial management companies to better manage their properties, especially the cost control on repairs and maintenance, which accounts for a major portion of the total costs for property management.

As a general practice, property management companies usually charge about 6% to 8% of the total rental income for their services. Since property management is quite labor intensive, the total costs of managing the properties may run as high as 5% of the total rents collected.

Apart from costs saving on repairs and maintenance and increasing revenues, we believe that this online system will help improve the relationship marketing (“RM”), which is the latest marketing concept nowadays. RM is generally defined as “marketing with the conscious aim to develop and manage long-term and/or trusting relationships with customers, distributors, suppliers, and other parties in marketing environment.”

This online system should also help enhance customer loyalty and help property owners keep a strong relationship with customers. In addition, RM encourages frequent interactions with customers by online communication and allowing property owners to pay immediate attention to customers’ specific needs.

An advantage of RM is that it is usually more effective to maintain relationships with existing customers than to seek new customers. Profit can increase as the customer turnover rates decline.

Management

Our CEO, Mr. George Lam, is enriched with many years of experience in real estate development and building construction. Mr. Lam has successfully developed many commercial and residential projects in the San Francisco Bay Area.
LF George Holdings, Inc. currently employs two part-time employees for accounting and office administration. The operation team includes a general manager, a site manager, a leasing manager, an IT manager and a maintenance team. The operation team members are board members, and they are not on payroll.

Realizing the opportunity in the growing market for property management, Mr. George Lam intends to expand the property management business to serve the small and medium-sized property owners.

Competition

On the other hand, industry profit margins are predicted to remain under pressure as the property management companies face increased competition from non-industrial firms expanding their real estate services into this area.

Government Regulation

United States

Federal laws having to do with Fair Housing and Disclosure are important to the property management operation in any state. The purpose of the Fair Housing Law is to protect tenants who are seeking rental properties and are being discriminated by property owners. The laws protect renter’s right to discriminate. The goal of the laws is to provide a housing market in which a person’s background, not financial resources, does not contribute restriction to access to leasing a property.
Disclosure on leasing properties built before 1978, federal law requires that before signing a lease, renters must receive information from property management and or the landlord including information on identifying and controlling lead-based paint hazards.

California

California state law requires a property management company to be operated under a valid real estate broker's license. Employees of the brokerage firm must be licensed as real estate salespersons and or associate brokers if they engage in any activities requiring a license, such as advertising a rental unit or negotiating or explaining a lease or some other term of tenancy to potential tenants.

The California state Department of Real Estate requires broker-applicants to document experience and /or educational training in the field and to pass a state licensing exam. Continuing educational requirements apply to all brokers. Brokers are subject to license suspension or revocation for failing to uphold laws relating to the management of property, as well as other real estate laws.

Liability and Insurance

We do not have liability insurance at this time, but are planning to secure it in the near future.

Employees

We have two part-time employees. Each is employed by our subsidiary LFG Management Corp.

Raw Materials

The provision of our services does not depend on any raw materials.

Properties

We do not own any real estate or other properties. Our registered office is located at 159 El Camino Real, Millbrae, CA 94030. We lease our office from Millbrae Paradise LLC, a related party for $300 a month.

Legal Proceedings

Management is not aware of any legal proceedings contemplated by any government authority or any other party involving our business. As of the date of this Prospectus, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceeding. Management is not aware of any other legal proceedings pending or threatened against us.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors and executive officers and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position with the Company
George Lam(1)	62	CEO and Chairman
Henry Lam(1)	29	CFO
Alex Lam(1)	21	CTO
Winnie Lam(1)	31	Director
Virginia Lam(1)	24	Director
Elizabeth Lam(1)	23	Director
Suzanne Lo	27	Director and Secretary of the Board
William Mui	52	Director

(1)	George Lam is the father of Henry Lam, Alex Lam, Winnie Lam, Virginia Lam and Elizabeth Lam

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

George Lam
Mr. George Lam serves as the Company’s CEO and Chairman of the Board. He is a visionary entrepreneur who has many years of experience in the business of real estate development and investment, building construction and property management in the San Francisco Bay Area, and has successfully completed many real estate development projects. Mr. Lam has recently completed a residential and commercial complex project called the Belamor that is located at 159 El Camino, Millbrae, California. Mr. George Lam is the father of Henry Lam, Alex Lam, Winnie Lam, Virginia Lam and Elizabeth Lam.

Henry Lam
Mr. Henry Lam serves as the Company’s CFO. He received his B.A. degree in Business Management from the San Francisco State University. Mr. Lam is currently managing a jewelry wholesaling business in San Francisco. His main duties include the overall management and accounting and finance. Mr. Henry Lam is the son of Mr. George Lam.

Suzanne Lo
Ms. Suzanne Lo, the Company’s Secretary of the Board, has many years of sales and marketing experience in the high technology industry. After she had graduated from San Francisco State University, she worked for Salesforce.com, a high-tech startup firm in San Francisco as a purchasing manager. In October 2007, Ms. Lo joined Millbrae Paradise, LLC as the VP for the sales department.

Alex Lam
Mr. Alex Lam, the Company’s CTO, is currently studying and working toward a B.S. degree in Computer Engineering and Computer Science. Apart from his studies, Alex also works as an IT technician at the on-campus residential networking center (ResNet).

Winnie Lam
Ms. Winnie Lam received her B.A. Degree in Economics and Business at University of California, Berkeley. Ms. Lam currently works in the finance department at Apple, Inc. managing all the commercial lease locations. Ms. Winnie Lam is the oldest daughter of Mr. George Lam.

Virginia Lam
Ms. Virginia Lam is currently pursuing her B.S. degree in Economics at San Diego University. She is an active volunteer at the USSD Community Garden, Food Co-op, and other various events across San Diego, including at the Earth Day Fair held annually at Balboa Park. Ms. Virginia Lam is the daughter of Mr. George Lam.

Elizabeth Lam
Ms. Elizabeth Lam is currently pursuing her B.S. degree in Environmental Policy Analysis and Planning at University of California, Davis. Ms. Elizabeth Lam is the daughter of Mr. George Lam.

William Mui
Mr. William Mui, a Director for the Company, has many years of experience in banking, corporate finance, business management, consumer products distribution and international trades. Mr. Mui is an entrepreneur who has established several companies in import/export, consumer products distribution, business consulting and project finance.

Term of Office
Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees

We have no significant employees.

Audit Committee

We do not have a audit committee for the time being

Involvement in Certain Legal Proceedings
None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

Our Board of Directors adopted a Code of Ethics on April 18, 2013. The Code of Ethics states the principles and expectations governing the behavior of individuals within our organization. It describes the minimum requirements for conduct, and behavioral expectations rather than specific activities.

The purpose is to promote an ethical culture in the organization with highest professional standard. It helps LFG to accomplish its objectives by bringing a systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.

The Principles:

1.	Integrity – the integrity of internal auditing is to establish trust that will provide the basis for reliance on management’s judgment.
2.	Objectivity – internal auditing shall establish the highest of professional objectivity in gathering,
3.
Responsiveness – evaluating, and communicating about the activity or process being examined. Internal auditing shall make a balance assessment of all the relevant circumstances and are not unduly influenced by management’s own interests.

4.
Confidentiality – internal auditing will promote the value of information that all of LFG staff receive and shall not disclose information without appropriate authority unless there is a legal or professional obligation to do so.

5.	Competency – management shall apply their knowledge, skills and experience needed in the performance of conducting internal auditing process.
For all the individuals work with LFG will be evaluated and administered according to the Code of Ethics. The fact that a particular conduct is not mentioned in the Code of Ethics does not prevent it from being unacceptable or discreditable, and therefore, the staff can be liable for disciplinary action.

Code of Ethics of our Business:

Duties to Clients
As property manager and agents, we have a fiduciary responsibility to promote the interests of our clients first, while we have to remain obligated to treat all parties fairly and honestly.
Property managers and their agents should not mislead owners or renters on the market rent of a property.
Agents should not to exaggerate and or conceal pertinent facts of the property.
We will keep a special account for each client, separate from the firm’s or personal accounts, to hold funds in trust for the client and or others in related transactions.

Duties to Tenants
As property manager, we shall treat all tenants professionally when managing a rental residence. We shall hold in high regard the safety and health of those lawfully at a managed property.
As the property manager, we shall mange all properties in accordance with safety and habitability requirements of the local jurisdiction.

Duties to the Public
It is the duty of property manager and agents to protect the public against fraud, misrepresentation and unethical practices in property management.
Agents shall not deny services to people for reasons of race, color, religion, sex, family status, or national origin, or handicap and shall comply with all federal, state, and local laws concerning discrimination.
We must not provide and quote, specialized services and in fields that we are not competent. We must not produce misleading offers in advertising, and we must ensure the terms of the offers are clearly explained.
Agents shall not provide legal advice and must recommend to clients to contact a lawyer.

Duties to the Firm
Our property managers shall act in the best interests of the Company.

Duties to Other Real Estate Agents
We shall not make false statements about competitors, or solicit the business of exclusive clients of other agents, although it is fine to offer property management services to the existing client of other agents who are offering brokerage services.

Professionalism
Property managers and agents should be familiar with the real estate laws of California State, and shall strive to improve the property management profession by continue education and sharing their experience for the benefit of all.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Exchange Act requires directors, officers and the persons who beneficially own more than 10% of the common stock of a company with a class of stock registered under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC. As we do not currently have a class of stock, Section 16(a) is not applicable to us or these persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following table sets forth the compensation paid to our Chief Executive Officer and Chief Financial Officer during our fiscal year ended September 30, 2012 and from the date of our inception to September 30, 2011:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen-sation ($)	Total ($)
George Lam Chairman, CEO	2012 2011	0 0	0 0	0 0	0 0	0 0	0 0
Henry Lam Chief Financial Officer	2012 2011	0 0	0 0	0 0	0 0	0 0	0 0
Alex Lam Chief Technical Officer	2012 2011	0 0	0 0	0 0	0 0	0 0	0 0

We have not ever issued any equity awards, including stock, stock options and share appreciation rights, for to any person, including directors, officers or consultants.

The following table sets forth information relating to compensation paid to our directors in our fiscal year ended September 30, 2012 and from the date of our inception to September 30, 2011:

Director Compensation Table
Name	Year	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
George Lam Chairman	2012 2011	0 0	0 0	0 0	0 0	0 0
Alex Lam CTO & Director	2012 2011	0 0	0 0	0 0	0 0	0 0
Winnie Lam Director	2012 2011	0 0	0 0	0 0	0 0	0 0
Elizabeth Lam Director	2012 2011	0 0	0 0	0 0	0 0	0 0
Winnie Lam Director	2012 2011	0 0	0 0	0 0	0 0	0 0
William Mui (1) Director	2012 2011	0 0	0 0	0 0	0 0	0 0
Suzanne Lo (2) Director	2012 2011	0 0	0 0	0 0	0 0	0 0

(1) William Mui received $1,000 and $2,000 for his consulting service in the preparation of prospect and writing business plan in the fiscal years 2012 and 2011, respectively. These were not director compensation.
(2) Suzanne Lo received $4,800 and $5,200 for regular payrolls (not director compensation) in the fiscal years of 2012 and 2011, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of June 30, 2013 certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o LF George, 159, El Camino Real, Millbrae, CA 94030. Beneficial ownership, for purposes of this table, includes options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this Prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Directors and Officers:
George Lam, CEO and Chairman	3,000,000	30.7%
Henry Lam, CFO	1,070,000	10.9%
Alex Lam, CTO	1,070,000	10.9%
Winnie Lam, Director	1,070,000	10.9%
Virginia Lam, Director	1,070,000	10.9%
Elizabeth Lam, Director	1,070,000	10.9%
Suzanne Lo, Director and Secretary of the Board	15,000	<1%
William Mui, Director	135,000	1.4%
Genik Real Estate	560,000	5.7%
All executive officers and directors as a group (8 persons)	8,500,000	86.9%
Note: The above percentages are calculated based on the total outstanding and issued shares of 9,786,000 shares.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as described below, none of the following parties has had any material interest, direct or indirect, in any transaction with us during our last fiscal year or in any presently proposed transaction that has or will materially affect us:

1.	any of our directors or officers;
2.	any person proposed as a nominee for election as a director;
3.	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or
4.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

We had transactions with certain of our officers and directors since inception to March 31, 2013 as follows:

●
On May 16, 2011, the Company entered into a property management agreement with LF George Properties Corp (“LF George Properties”), a company that is owned by the Chairman and his family members who are directors of the Company. Per this property management agreement, the Company provides the property management service for LF George Properties in exchange for a monthly management fee of $3,400. This agreement expires on December 31, 2015.

●
On August 31, 2012, the Company entered into another property management agreement with LF George Properties. Per this second property management agreement, the Company provides the property management service for a different property in exchange for a monthly management fee of $400.

●
On May 15, 2011, the Company entered into a lease agreement with Millbrae Paradise LLC (“Millbrae Paradise”), a company that is owned by the Chairman and his family members who are directors of the Company, to lease an office space in exchange for a monthly rental rate of $300. On May 15, 2012, both parties signed another agreement to extend the lease to May 15, 2015.

●
On May 15, 2011, the Company entered a telephone service agreement with AGH Management Corp. (“AGH”), a company that is wholly-owned by the CFO of the Company. The Company pays $200 monthly to AGH to retain the telephone service of the Company’s leased office until December 31, 2012. On May 15, 2012, both parties have signed another agreement to extend this service to

December 31, 2015.

●	The Company paid $1,000 and $2,000 to William Mui, a Director of the Company for consulting service during the year ended September 30, 2012 and the period ended September 30, 2011, respectively.

●
The Company paid $3,000 and $6,000 to Genik Investment and Infinitel Communications, respectively that is majority-owned by George Ma, a shareholder of the Company, for consulting service during the year ended September 30, 2012 and the period ended September 30, 2011, respectively.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to eligible for trading. We do not yet have a market maker who has agreed to file such application. We cannot assure you that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Security Holders

As of March 31, 2013, there were 9,786,000 shares of common stock issued and outstanding, which were held by 39 stockholders of record.

Dividend Policy

No dividends have been declared or paid on our common stock. We do not currently intend to pay any cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Compensation Plans

We do not have an equity compensation plan in place, and have not awarded equity securities as compensation to officers, directors, employees or consultants.

Warrants

As of the date of this Prospectus, we have issued neither any warrants nor options exercisable into shares of our capital stock nor debt convertible into shares of our capital stock.

DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate number of 25,000,000 shares of common stock, $0.01 par value per share. Currently, we have 9,786,000 shares of common stock issued and outstanding and no securities exercisable into or convertible into our capital stock are currently outstanding.

Each share of common stock has one (1) vote per share. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Shareholders Agreement

All of the Company’s current shareholders are party to a shareholders’ agreement, dated June 8, 2011 (the “Shareholders Agreement”). The following is a summary of the material terms of the Shareholders Agreement:

•	The number of Directors is set at eight (8) subjects to modification by a resolution of the Board of Directors.
•	The Board has broad discretionary powers subject to no limitations save applicable sections of the Shareholders Agreement.
•	Any knowing violations or intentional/willful/wanton act that causes damage to the Company could result in the forced sale of your Shares.
•
The inability of the Company to lawfully make purchases back shall not excuse either the Company or the seller from that provision, instead it tolls until the Company is legally able to make such purchase.

•	The authorization of new Shares is contingent on an affirmative vote of a super majority (67% of the board of directors).
•	Arbitration is the exclusive method by which all any and all disputes are to be resolved.
•	In order to amend the shareholders agreement a super majority (67%) of the Company’s outstanding voting stock is required.

Employee Stock Option Plan

We do not currently have any employee stock option or other incentive plans for any officers, directors, employees or consultants.

Transfer Agent

We do not currently have a transfer agent. We are currently maintaining the records for the allocation of our shares of capital stock, the names of our shareholders and the address and other information for each of those shareholders. We intend to hire a transfer agent to register sales and transfers of our common stock. Until we hire a transfer agent, all changes in share ownership must be registered in our books for us to treat the transfer as effective.

EXPERTS

The consolidated financial statements of our Company included in this prospectus and in the registration statement have been audited by Stephen Wan Accountancy Corporation, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Shares offered in this Prospectus is being passed upon for us by our counsel, Sanders Ortoli Vaughn-Flam Rosenstadt LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of LF George or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ADDITIONAL INFORMATION

Upon effectiveness of the registration statement of which this Prospectus forms a part, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this Prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

LF George Holdings, Inc.
159 El Camino Real, Millbrae, CA 94030
650-697-3800

LF George Holdings, Inc.

Index To

Consolidated Financial Statements

(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of LF George Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of LF George Holdings, Inc. and Subsidiary as of September 30, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2012 and the period from March 18, 2011(Inception) to September 30, 2011. LF George Holdings, Inc. and Subsidiary's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LF George Holdings, Inc. and Subsidiary as of September 30, 2012 and 2011, and the results of its operations and its cash flows for the year ended September 30, 2012 and the period from March 18, 2011(Inception) to September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stephen Wan Accountancy Corporation
Sunnyvale, California
August 6, 2013

LF George Holdings, Inc. and Subsidiary
Consolidated Balance Sheet
As of September 30, 2012 and September 30, 2011

	September 30,	September 30,
Assets	2012	2011
Current Assets
Cash	$92,455	$47,536
Accounts Receivable from Related Party	10,200	-
Current Prepaid Expense and other Assets	3,300	3,800
Total Current Assets	105,955	51,336

Noncurrent Assets
Deferred Tax Assets	4,349	8,682

Total Assets	$110,304	$60,018

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts Payables to Related Parties	$200	$600
Account Payables - Trade	1,940	202

Total Liabilities	2,140	802

Stockholders' Equity
Common Stock, authorized 25,000,000 shares, par value	$90,520	86,950
$0.01, 9,052,000 and 8,6950,000 shares issued and outstanding on September 30, 2012 and 2011, respectively

Additional paid-in capital	32,130	-

Accumulated deficit	(14,486)	(27,734)

Total Stockholders’ Equity	108,164	59,216

Total Liabilities and Stockholders' Equity	$110,304	$60,018

See accompanying notes to consolidated financial statements

LF George Holdings, Inc. and Subsidiary
Consolidated Income Statement of Operations
For the Year Ended September 30, 2012 and
the Period from March 18, 2011 (Inception) to September 30, 2011

		From March 18, 2011
	For the Year ended	(Inception) to
	September 30, 2012	September 30, 2011

Management Revenue, Related Party	$41,200	$15,300

Operating Expenses
Legal and professional	4,000	36,700
Payroll expenses	10,747	11,644
Rent and utilities	3,600	1,350
General and administrative	5,272	2,022
Total Operating Expenses	23,619	51,716

Income (Loss) from Business Operations	$17,581	$(36,416)

Tax Provision (Benefits)	4,333	(8,682)

Net Income (Loss)	$13,248	$(27,734)

Net Income (loss) per Share - Basic and Diluted	$0.00	$(0.01)

Weighted Average Number of Common	8,921,811	4,339,464
Shares Outstanding - Basic and Diluted

See accompanying notes to consolidated financial statements

LF George Holdings, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
For the Year ended September 30, 2012 and
the Period from March 18, 2011 (Inception) to September 2011

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Share	Amount	Paid-in Capital	Deficit	Equity

Balance as of March 18, 2011 (Inception)	-	$-	$-	$-	$-

Issuance of common stock	8,695,000	86,950	-	-	86,950

Net loss	-	-	-	(27,734)	(27,734)

Balance as of September 30, 2011	8,695,000	86,950	-	(27,734)	59,216

Issuance of common stock	357,000	3,570	32,130	-	35,700

Net income	-	-	-	13,248	13,248

Balance as of September 30, 2012	9,052,000	$90,520	$32,130	$(14,486)	$108,164

See accompanying notes to consolidated financial statements

LF George Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flow
For the Year Ended September 30, 2012 and
the Period from March 18, 2011 (Inception) to September 2011

		For the Period From
		March 18, 2011
	For the Year Ended	(Inception) to
	September 30, 2012	September 30, 2011
Cash Flows from Operating Activities
Net Income (loss)	$13,248	$(27,734)
Adjustment to reconcile net income (loss) to
net cash flows from operating activities
(Increase) in account receivable	(10,200)	-
(Increase) in prepaid expense and other assets	(500)	(3,800)
(Increase)/Decrease in deferred tax assets	4,333	(8,682)
Increase/Decrease in accounts payable - related parties	(400)	600
Increase in accounts payable - Trade	1,738	202
Net Cash Provided by (Used In) Operating Activities	9,219	(39,414)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Proceed from issuance of common stock	35,700	86,950
Net Cash Provided by Financing Activities	35,700	86,950

Net increase in cash	44,919	47,536

Cash, at the beginning of period	47,536	-
Cash, at the end of period	$92,455	$47,536

Cash Paid During the Period for:
Interest	$-	$-
Income Taxes	$-	$-

See accompanying notes to consolidated financial statements

LF George Holdings, Inc. and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2012 and 2011

1. Organization

LF George Holdings, Inc. (the “Company”) is a C corporation incorporated in the State of Delaware on March 18, 2011. The company is currently located in Milbrea, California. It is a holding company whose subsidiary provides traditional property management services.

The Company, through its wholly-owned subsidiary LFG Management Corp. (“LFGM”), a corporation that is incorporated in the State of California on May 5, 2011, that seeks to provides traditional property management services to small- and medium-sized commercial and residential property owners in the San Francisco Bay Area.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared by in accordance with accounting principles general accepted in the United States of America.

Principle of Consolidation

The consolidated financial statements of the Company include wholly-owned subsidiary under its control. All of the material intercompany balances and transactions have been eliminated.

Estimates, Risks and Uncertainties

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions. These estimates and the underlying assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.

Cash

The Company considers cash on hand and amounts on deposit with financial institutions to be cash.

Revenue Recognition

Property management revenue consists of management income for service provided by the Company to a related party pursuant to management agreements. The management income is recognized when the Company provides services in connection with the related management agreement.

Account Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. There was no allowance for uncollectible accounts at September 30, 2012 and September 30, 2011.

Fair Value of Financial Instruments

All financial instruments are carried at amounts that approximate estimated fair value because of the relatively short maturity of the instruments.

Credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high credit quality institutions. Credit risk with respect to accounts receivables is limited due to the related party nature of such receivable.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. The Company has not recorded any interest and penalties since its inception.

Net Income (Loss) Per Share

Net income (loss) per share does not include dilution, and it is computed on the basis of the weighted−average number of common shares outstanding during the period as defined by ASC 260, “Earnings per Share”. There was no potentially issuable common stock or common stock equivalents outstanding at September 30, 2012 and at September 30, 2011.

New Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3.	Income Taxes

For the year ended September 30, 2012 and the period ended September 30, 2011, income tax expense (benefit) consists of the following:

	2012	2011
Current:
Federal	$-	$-
State	-	-
	-	-
Deferred:
Federal	2,637	(5,462)
State	1,696	(3,220)
Net income tax expense (benefit)	$4,333	$(8,682)

The Company’s deferred tax assets and liabilities as of September 30, 2012 and 2011 consist of the following:

	2012	2011
Deferred income tax assets:
Net operating loss carryforward	$4,349	$8,682
Other
Gross deferred income tax assets	4,349	8,682
Valuation allowance	-	-
Deferred income tax assets	$4,349	$8,682
Deferred income tax liabilities:
Deferred income tax liabilities	$-	$-
Net deferred income tax assets – non-current	$4,349	$8,682

As of September 30, 2012 and 2011, the Company had a net operating loss carryforward of $14,486 and $27,734, respectively, which is available to offset future taxable income through September 30, 2021. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

	2012	2011
Statutory Federal tax rate (net of state income tax effect)	(15.0)%	(15.0)%
State income taxes	(8.8)%	(8.8)%
Effect of valuation allowance	-%	-%
Effective tax rate	(23.8)%	(23.8)%

Management believes that the Company does not have any tax positions that will result in a material impact on the Company’s consolidated financial statements because of the adoption of ASC 740. However, management’s conclusion may be subject to adjustment at a later date based on factors including additional implementation guidance from the Financial Accounting Standards Board and ongoing analyses of tax laws, regulations and related interpretations.

The Company and its subsidiary file U.S. federal and state income tax returns. There are no on-going examinations of income tax returns filed by the Company and its subsidiaries. U.S. federal income tax returns for the year ended September 30, 2011 and beyond are subject to examination by the Internal Revenue Service. State income tax returns for the year ended September 30, 2011 and beyond are subject to examination by related state tax authorities. The Company considers California state franchise tax is general and administrative expense. The Company recorded $1,600 and $-0- California state franchise tax during the year ended September 20, 2012 and the period ended September 30, 2011, respectively.

4.	Income (Loss) per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. There was no potentially issuable common stock or common stock equivalents outstanding at September 30, 2012 and at September 30, 2011.
	2012	2013
Numerator:
Net Income (Loss) - basic	$13,248	$(27,734)
Denominator:
Weighted average common shares	8,921,811	4,339,464
Net Income (Loss) per share – basic	$0.00	$(0.01)

5.	Commitments

The Company leases an office space from a company that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company under an operating lease which was entered on May 15, 2011 and expired on May 15, 2012 at a monthly rental rate of $300. The operating lease was renewed on May 15, 2012 and will expire on May 15, 2015. Total rent expenses were $3,600 during the year ended September 30, 2012 and rent expenses were $1,350 during the period ended September 30, 2011.
As at September 30, 2012, the Company had an outstanding commitment with respect to the above operating leases, which are due as follows:

Year ending September 30	Amount
2013	$3,600
2014	3,600
2015	2,250

Total	$9,450
6.	Shareholders’ Equity

On March 18, 2011, the Company authorized 25,000,000 shares of common stock at par value of $0.01. The holders of common stock are entitled to one vote per share. From time to time, the Company has sold common stock to investors for cash.

During the period ended September 30, 2011, the Company sold 8,695,000 shares at $0.01 per share, for total cash proceeds of $86,950. Of this amount, 8,135,000 shares were sold to seven of the Company’s directors, and the remaining 560,000 shares were sold to another shareholder. During the year ended September 30, 2012, the Company sold 357,000 shares of common stock at $0.10 per share, for total cash proceeds of $35,700. Of this amount, 15,000 shares were sold to one director of the Company, and the remaining 342,000 shares were sold to eighteen unrelated shareholders.

7.	Concentrations

The Company has one customer accounting for 100% and 100% of the revenue for the years ended September 30, 2012 and the period ended September 30, 2011, respectively. The Company has this customer accounting for 100% of accounts receivable as of September 30, 2012. This customer is a related party of the Company (see note 8).

8.	Related Party Transactions

On May 16, 2011, the Company entered into a property management agreement with LF George Properties Corp. (“LFGP”) that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company. Per this property management agreement, the Company provides the property management service for property located in San Francisco and charges a monthly management fee of $3,400 to LFGP. This agreement expired on December 31, 2012, and it was renewed on January 1, 2013 and will expire on December 31, 2015. On August 31, 2012, the Company entered into another property management agreement with LFGP. Per this second property management agreement, the Company provides the property management service for a second property located in San Francisco and charges a monthly management of $400 to LFGP. The Company recorded $41,200 property management revenue from LFGP during the year ended September 30, 2012 and had a receivable of $10,200 from LFGP as of September 30, 2012. The Company recorded $15,300 property management revenue from LFGP during the period ended September 30, 2011.

The Company leases an office space from Millbrae Paradise, LLC, a company that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company under an operating lease which was entered on May 15, 2011 and expired on May 15, 2012 at a monthly rental rate of $300. The operating lease was renewed on May 15, 2012 and it will expire on May 15, 2015. Total rent expenses were $3,600 during the period ended September 30, 2012, and rent expenses was $1,350 during the period ended September 30, 2011.

On the other hand, the Company entered a telephone service agreement AGH Management Corp. which is wholly-owned by the CFO of the Company on May 15, 2011. The Company pays $200 monthly to this entity to retain the telephone service of the Company’s leased office until December 31, 2012. The Company recorded $2,400 telephone service expenses during the year ended September 30, 2012 and had $200 payable as of September 30, 2012 to this entity. The Company recorded $1,020 telephone service expenses during the period ended September 30, 2011 and had $600 payable as of September 30, 2011 to this entity.

The Company paid $1,000 and $2,000 to a director of the Company for consulting service during the year ended September 30, 2012 and the period ended September 30, 2011, respectively.

The Company paid $3,000 and $6,000 to an entity that is majority-owned by a shareholder of the Company for consulting service during the year ended September 30, 2012 and the period ended September 30, 2011, respectively.

9. Subsequent Events

From the period between October 1, 2012 and March 31, 2013, the Company issued 734,000 shares at $0.10, for total cash proceeds of $73,400. Of this amount, 350,000 shares were sold to five of the Company’s directors for $35,000 and the remaining 384,000 shares were sold to outside investors for $38,400. The Company concluded that there are no other significant or material transactions to be reported.

LF George Holdings, Inc. and Subsidiary
Condensed Consolidated Balance Sheet (Unaudited)

Assets	March 31, 2013	September 30, 2012
Current Assets
Cash	$174,293	$92,455
Accounts Receivable from Related Parties	-	10,200
Current Prepaid Expense	-	3,300
Total Current Assets	174,293	105,955

Noncurrent Assets
Deferred Tax Assets	5,271	4,349

Total Assets	$179,564	$110,304

Liabilities and Stockholders’ Equity

Current Liabilities
Account Payables to Related Parties	$-	$200
Accrued Payables - Trade	350	1,940

Total Liabilities	350	$2,140

Stockholders' Equity
Common Stock, authorized 25,000,000 shares, par value	$97,860	$90,520
$0.01, 9,786,000 and 9,052,000 shares issued and outstanding on March 31, 2013 and September 30, 2012, respectively

Additional paid-in capital	98,190	32,130

Accumulated deficit	(16,836)	(14,486)

Stockholders' Equity	179,214	108,164

Total Liabilities and Stockholders' Equity	$179,564	$110,304

See accompanying notes

LF George Holdings, Inc. and Subsidiary
Consolidated Income Statement of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,

	2013	2012	2013	2012

Management Revenue, Related Party	$11,400	$10,200	$22,800	$20,400

Operating Expenses
Payroll expenses	2,701	2,686	5,388	5,354
Legal and professional	15,300	3,000	15,300	4,000
Rent and utilities	900	900	1,800	1,800
General and administrative	2,499	2,400	3,584	3,756
Total Operating Expenses	21,400	8,986	26,072	14,910

Income (loss) from Operations Before Taxes	(10,000)	1,214	(3,272)	5,490

Tax Provision (benefits)	(2,526)	431	(922)	(1,450)

Net Income (loss)	$(7,474)	$783	$(2,350)	$4,040

Net Income (loss) per Share -	$(0.00)	$0.00	$(0.00)	$0.00
Basic and Diluted

Weighted Average Number of Common	9,174,889	8,918,407	9,453,604	8,806,093
Shares Outstanding - Basic and Diluted

See accompanying notes

LF George Holdings, Inc. and Subsidiary
Condensed Consolidated Statement of Changes in Stockholders' Equity

(Unaudited)

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Share	Amount	Paid-in Capital	Deficit	Equity

Balance as of September 30, 2012	9,052,000	90,520	32,130	(14,486)	108,164

Issuance of common stock	734,000	7,340	66,060		73,400

Net Loss	-	-	-	(2,350)	(2,350)

Balance as of March 31, 2013	9,786,000	97,860	98,190	(16,836)	179,214

See accompanying notes

LF George Holdings, Inc. and Subsidiary
Condensed Consolidated Statement of Cash Flow
(Unaudited)

	For the Six Months Ended March 31,
	2013	2012
Cash Flow from Operation Activities
Net Income (loss)	$(2,633)	$4,040
(Increase)/Decrease in account receivable, related party	10,200	(13,600)
Decrease in prepaid expense and other assets	3,300	(500)
(Increase)/Decrease in deferred tax assets	(639)	1,450
Increase/(Decrease) in account payable, related party	(200)	1,500
Increase/(Decrease) accounts payable, trade	(1,590)	1,541
Net cash provided by (used in) operating activities	8,438	(4,569)

Cash Flow from Investment Activities	-	-

Cash Flow from Financing Activities
Proceed from issuance of common stock	73,400	33,500
Net cash provided by financing activities	73,400	33,500

Net increase in cash	81,838	28,931

Cash, at the beginning of period	92,455	47,536
Cash, at the end of period	$174,293	$76,467

Cash Paid During the Period for:
Interest	$-	$-
Income Taxes	$-	$-

See accompanying notes

LF George Holdings, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Nature of Operations

LF George Holdings, Inc. (the “Company”) is a corporation incorporated in the State of Delaware on March 18, 2011. The Company, currently located in Milbrea, California, is a holding company whose subsidiary provides traditional property management services.

The Company, through its wholly-owned subsidiary LFG Management Corp., which is a corporation incorporated in the State of California on May 5, 2011, seeks to provide traditional property management services to small to medium sized commercial and residential property owners in San Francisco Bay Area, Northern California, U.S.A.

2. Summary of Significant Accounting Policies

Unaudited interim financial information

The accompanying interim condensed consolidated financial statements and related notes of the Company for the three months and the six months ended March 31, 2013 and 2012, and as of March 31, 2013, are unaudited. The unaudited interim condensed consolidated financial information has been prepared with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for the complete financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended September 30, 2012. The condensed consolidated balance sheet as of September 30, 2012 was derived from the Company’s audited financial statements for the year ended September 30, 2012. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and cash flows of the Company for the three months and the six months ended March 31, 2013 and 2012, and the financial position of the Company as of March 31, 2013. Interim results are not necessarily indicative of the results to be expected for an entire year or any other future year or interim period.
Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by in accordance with accounting principles general accepted in the United States of America.

Principle of Consolidation

The condensed consolidated financial statements of the Company include wholly-owned subsidiary under its control. All of the material intercompany balances and transactions have been eliminated.

Estimates, Risks and Uncertainties
Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates.

Cash

The Company considers cash on hand and amounts on deposit with financial institutions to be cash.

Revenue Recognition

Property management revenue consists of management income for services provided by the Company to a related party pursuant to a management agreement. The management income is recognized during the period in which the Company provides services in connection with the related management agreement.

Account Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. There was no allowance for uncollectible accounts at March 31, 2013 and September 30, 2012.

Fair Value of Financial Instruments

All financial instruments are carried at amounts that approximate estimated fair value because of the relatively short maturity of the instruments.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. The Company has not recorded any interest and penalties since its inception.

Net Income (Loss) Per Share

Net income (Loss) per share includes no dilution and is computed on the basis of the weighted−average number of common shares outstanding during the period. There were no potentially issuable common stock equivalents outstanding at March 31, 2013 and at March, 31 2012.

New Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

3. Income (Loss) per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the three and six months ended March 31, 2013 and 2012, there were no diluted shares outstanding.
	Three Months Ended March 31,
	2013	2012
Numerator
Net Income (loss)	$(7,474)	$783
Denominator
Weighted average common shares	9,174,889	8,918,407
Net Income (loss) per common stockholders per share – basic	$(0.00)	$0.00

	Six Months Ended March 31,
	2013	2012
Numerator
Net Income (loss)	$(2,350)	$4,040
Denominator
Weighted average common shares	9,453,064	8,806,903
Net Income (loss) per common stockholders per share – basic	$(0.00)	$0.00

4. Commitments

The Company leases an office space from a company that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company under an operating lease which was entered on May 15, 2011 and will expire on May 15, 2015 at a monthly rental rate of $300. Rent expenses were $900 and $900 for the three months ended March 31, 2013 and 2012, respectively. Rent expenses were $1,800 and $1,800 for the six months ended March 31, 2013 and 2012, respectively.

As at March 31, 2013, the Company had an outstanding commitment with respect to the above operating leases, which are due as follows:

Year ending September 30

2013	$1,800
2014	3,600
2015	2,250
Total	$7,650

5. Shareholders’ Equity

Common Stock

On March 18, 2011, the Company authorized 25,000,000 shares of common stock at par value of $0.01. The holders of common stock are entitled to one vote per share. From time to time, the Company has sold common stock to investors for cash.

From the period between October 1, 2012 and December 31, 2012, the Company sold 534,000 shares of common stock at $0.10 a share, for $53,400. Of the 534,000 shares, 350,000 shares were sold to the five of the Company directors for $35,000 cash. The remaining shares 184,000 shares were sold to outside investors for $18,400 cash.

From the period between January 1, 2013 and March 31, 2013, the Company sold 200,000 shares of common stock at $0.10 a share, for $20,000 cash, to four outside investors. As of March 31, 2013, a total of 9,786,000 shares of common stock were issued.

6. Concentrations

The Company has one customer accounting for 100% and 100% of the revenue for each of the three months ended March 31, 2013 and 2012, respectively. The Company had one customer accounting for 100% and 100% of the revenue for each of the six months ended March 31, 2013 and 2012, respectively. The Company has this customer accounting for 100% of account receivables as of September 30, 2012. The customer is a related party of the Company (see note 7).

7. Related Party Transactions

On May 16, 2011, the Company entered into a property management agreement with LF George Properties Corp. (“LFGP”), a property company that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company. Per this property management agreement, the Company provides the property management service for a property located in San Francisco and charges a monthly management fee of $3,400 to LFGP. This agreement expired December 31, 2012, and it was renewed on January 1, 2013 and will expire on December 15, 2015.

On August 31, 2012, the Company entered into another property management agreement with LFGP. Per this second agreement, the Company provides the property management service for a second property located in San Francisco and charges a monthly management fee of $400 to LFGP. The Company recorded $11,400 and $10,200 property management revenue from LP during the three months eneded March 31, 2013 and 2012, respectively. The Company recorded $22,800 and $20,400 property management revenue from LFGP during six months ended March 31, 2013 and March 31, 2012, respectively.

The Company leased an office space from Millbrae Paradise, LLC, a company that is owned by the Chairman of the Company and his immeadite family members who are also Directors of the Company under an operating lease which was renewed on May 15, 2012 and will expire on May 15, 2015 at a monthly rental rate of $300. The operating lease was renewed on May 15, 2012 and it will expire on May 15, 2015. Rent expenses were $900 and $900 for the three months ended March 31, 2013 and 2012, respectively. The rent expenses were $1,800 and $1,800 for the six months ended March 31, 2013 and 2012, respectively.

In addition, the Company entered a telephone service agreement with AGH Management Corp. which is wholly-owned by the CFO of the Company on May 15, 2011. The Company pays $200 monthly to this entity to retain the telephone service. The Company recorded $1,200 and $1,200 telephone service expenses during six months ended March 31, 2012 and March 31, 2013 respectively. The Company had a $200 payable as of September 30, 2012 to this entity. The Company paid $1,000 to William Mui, the director of the Company for consulting service during the six months ended March 31, 2013 and 2012, respectively.

8. Subsequent Events

The Company evaluated no events subsequent to March 31, 2013 to assess the need for potential recognition or disclosure in this report.

PROSPECTUS

LF GEORGE HOLDINGS, INC.

1,286,000 Shares of Common Stock

[[♦] [♦], 2013]

Until [[♦], 2013] (the 90th day after the date of this Prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the Shares offered in this offering. All of the amounts shown are estimated except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee_______________	$300
Legal fees and expenses_______________	$40,000
Accounting fees and expenses_______________	$25,000
Miscellaneous expenses_______________	$15,000
Total_______________	$80,300

Item 14. Indemnification of Directors and Officers.

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of LF George or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities
Since its inception, the Company has issued the following shares for the following consideration. the Shares mentioned below were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, including Rule 506 of Regulation D. These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each investor was an accredited investor, each investor had access to information about our Company and their investment, each investor took the securities for investment and not resale, there was no general solicitation or advertising in connection with the placement and we took appropriate measures to restrict the transfer of the securities.

Shareholders	Shares Owned	Stock Certificate Issuance Date	Investment Amount
George Lam	3,000,000	7/27/2011	$30,000
Henry Lam	1,000,000	7/20/2011	$10,000
	70,000	1/20/2013	$7,000
Winnie Lam	1,000,000	7/27/2011	$10,000
	70,000	1/20/2013	$7,000
Alex Lam	1,000,000	7/27/2011	$10,000
	70,000	1/18/2013	$7,000
Virginia Lam	1,000,000	7/20/2011	$10,000
	70,000	1/18/2013	$7,000
Elizabeth Lam	1,000,000	7/27/2011	$10,000
	70,000	1/20/2013	$7,000
William Mui	135,000	7/9/2011	$1,350
Genik Real Estate and Investment, Inc.	560,000	7/9/2011	$5,600
Ronnald G. Popp	30,000	3/5/2012	$3,000
Guang Lin	30,000	3/11/2012	$3,000
Rui Zhang & Yong He Wang	30,000	3/13/2012	$3,000
Robert G. Gottschalk	30,000	3/13/2012	$3,000
Jian Hong Huang	30,000	3/13/2012	$3,000
Lei Zhou	30,000	3/13/2012	$3,000
Ying Jie Li	15,000	3/13/2012	$1,500
	10,000	12/13/2012	$1,000
Jain Fei Li	15,000	3/13/2012	$1,500
Joaquin G. Santos	30,000	3/13/2012	$3,000
Yit Ngan Kowk	10,000	3/20/2012	$1,000
See Wah Wong	10,000	3/20/2012	$1,000
Suzanne Lo	15,000	3/20/2012	$1,500
Kit Chan	10,000	3/20/2012	$1,000
Serena Li Yang Pang	10,000	3/20/2012	$1,000
Jingxian Feng	10,000	3/20/2012	$1,000
May Chang	10,000	3/20/2012	$1,000
Charles Lu	20,000	3/22/2012	$2,000
Anthony Wong	12,000	8/15/2012	$1,200
Loletta Wong	10,000	8/15/2012	$1,000
Douglas Darling	10,000	11/16/2012	$1,000
Guo Zhen Zhang Darling	10,000	11/16/2012	$1,000
Frank Li	10,000	12/13/2012	$1,000
Yan Zhu Yu	10,000	12/13/2012	$1,000
Yanxing Zhu	100,000	11/16/2012	$10,000
Hua Qin Wang	10,000	12/13/2012	$1,000
Joseph Tsang	12,000	1/18/2013	$1,200
Susan Tsu	12,000	1/12/2013	$1,200
Patricia Ng	10,000	2/28/2013	$1,000
Samuel Ng	10,000	2/28/2013	$1,000
Perry Wing Ng	90,000	2/28/2013	$9,000
Sanford Wing Ng	90,000	2/28/2013	$9,000
Total	9,786,000		$196,050

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Sanders Ortoli Vaughn-Flam Rosenstadt LLP *
10.1	Management Agreement, dated January 1, 2013, between LFG Management Corp. and LF George Properties Corp.
10.2	Management Agreement, dated August 31, 2012, between LFG Management Corp. and LF George Properties Corp.
10.3	Consulting Agreement, dated March 16, 2011, between William Mui and AGH Management Corp. (the “Mui Agreement”)
10.4	Assignment of Mui Agreement, dated March 16, 2011, to LF George Holdings, Inc.
14	Code of Ethics (contained on page 19 to 21 of this registration statement)
21.1	Subsidiary of LF George Holding, Inc.
23.1	Consent of Stephen Wan Accountancy Corporation
24	Power of Attorney (contained in the signature page of this registration statement)
* To be filed by amendment

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Not applicable.

(ii)
Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(v)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Millbrae, State of California, on August 2, 2013.

LF GEORGE HOLDINGS, INC.

By: /s/ George Lam Name: George Lam Title: CEO and Chairman

By: /s/ Henry Lam Name: Henry Lam Title: CFO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints each of George Lam and Henry Lam as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Alex Lam Name: Alex Lam Title: Director Date: August 2, 2013	By: /s/ Winnie Lam Name: Winnie Lam Title: Director Date: August 2, 2013

By: /s/ Suzanne Lo Name: Suzanne Lo Title: Director Date: August 2, 2013	By: /s/ Virginia Lam Name: Virginia Lam Title: Director Date: August 2, 2013

By: /s/ Elizabeth Lam Name: Elizabeth Lam Title: Director Date: August 2, 2013

By: /s/ William Mui Name: William Mui Title: Director Date: August 5, 2013